UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K and Form 10-KSB |_| Form 11-K |_| Form 20-F
             |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

                         For Period Ended: June 30, 2007

|_|   Transition Report on Form 10-K
|_|   Transition Report on Form 20-F
|_|   Transition Report on Form 11-K
|_|   Transition Report on Form 10-Q
|_|   Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________


                                     PART I
                             REGISTRANT INFORMATION


                        Commission file number 000-27159
                                             -------------


                       National Realty and Mortgage, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



              Nevada                                       65-0439467
------------------------------------         -----------------------------------
  (State or Other Jurisdiction of                (I.R.S. Employer Identification
          Incorporation)                                     Number)

                    Daqing Hi-Tech Industry Development Zone
                     Daqing, Heilongjiang, Post Code 163316
                           People's Republic of China
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                    (Address of principal executive offices)

                                 86-459-604-6043
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                            Issuer's telephone number

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed
|X| due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant requires additional time to ensure the accuracy of the information to be included in the registrant's Form 10-QSB.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  David Wang         86-459-604-6043
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                    (Name)     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
|X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes    |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NATIONAL REALTY AND MORTGAGE, INC.


Date: August 14, 2007                   By:  /s/ David Wang
                                             ------------------------------
                                              By: David Wang
                                              Chief Financial Officer